Exhibit 19.1

FEMASYS INC.
INSIDER TRADING POLICY

In order to take an active role in the prevention of insider trading violations by officers, directors, employees and other related individuals of Femasys Inc. (the “Company”), the Company has adopted this Insider Trading Policy (this “Policy”).

Statement of Intent

The Company opposes the misuse of material nonpublic information in the trading of securities and it is the intent of this Policy to implement procedures designed to prevent trading based on material nonpublic information regarding the Company.

Covered Parties

This Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company (“Insider(s)”).

Covered Transactions

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, puts, calls and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, bonds as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as publicly-traded options.

Prohibited Transactions

No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, while the Insider possesses material non- public information concerning the Company.

No Insider may trade in securities of any public corporation with which the Company has a business relationship, including but not limited to customers and suppliers if the colleague has material non-public information relating to our business partner. Insiders must not pass on to others inside information about the Company or recommend the purchase or sale of securities while in possession of material non-public information (even if the information itself is not disclosed), nor shall such Insider make recommendations or express opinions on the basis of material non-public information as to the trading in the Company’s securities. If that third party trades in Company securities, the Insider who communicated the information (as well as the third party) may be personally liable for violation of securities laws. This practice, known as tipping, violates the securities laws and also can result in the same civil and criminal penalties that apply to insider trading, whether or not the Insider personally derives any benefit from the third party’s actions.

It does not matter whether the inside information was obtained in the course of employment or services as an Insider or by any other means. Insiders are responsible for ensuring compliance with this Policy by their family and personal household members.  It does not matter if there is an independent, justifiable reason for a purchase or sale – if the Insider has material, non-public information, this Policy applies.

Information is material if a reasonable investor would consider it important in making a decision to buy, sell or retain stock. Both positive and negative information may be material.
Information that is likely to affect the market price of a security is almost always material and it is important to recognize that what occurs will be viewed with the benefit of hindsight.
Examples of material information include but are not limited to:
•          News of a pending or proposed merger, acquisition or tender offer
•          News of a significant sale of assets or the disposition or a subsidiary
•          Changes in estimates of revenue or earnings
•          Changes in the Company’s prospects
•          Revisions to financial statements
•          Changes in management or the Board of Directors
•          Significant new product or discoveries
•          Timelines or results of preclinical studies or clinical trials
•          Scientific, medical or financial data relating to the Company’s products or product candidates
•          Impending award or loss of significant contracts or business
•          Developments regarding significant litigation or government agency investigations
•          A determination to declare a dividend
•          Bankruptcy or financial liquidity problems
•          Gain or loss of a substantial customer

Information is non-public if:
•          It has not been disclosed to the general public* or
•          Insufficient time has elapsed after such public disclosure to permit the investment market to absorb and evaluate the information.
(this is usually the close of business on the second trading day after the material information has been publicly disclosed)
* Note that the fact that information has been disclosed to a few members of the public does not make the information public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designated to reach investors generally, and the investors must be given the opportunity to absorb the information.

Trading in Company Securities – Policy

As a general policy, before engaging in transactions involving the securities of the Company, the Insider must notify the Compliance Officer (or in his/her absence, the Chief Executive Officer) of the intended transaction. The Insider must then provide subsequent confirmation that the trading has occurred.

The Company's policy regarding trading in the Company's securities by Insiders is that you may not conduct any transactions involving the Company's securities in the following circumstances:

•
during a period beginning on the date the Insider is in possession of material nonpublic information about the Company and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material;

•
during a "Blackout Period" beginning at the close of market on the date that is 5 trading days prior to the last day of each fiscal quarter and ending at the close of business on the second trading day following the date of the public release of the Company's earnings results for that quarter; and

•
during an event-specified blackout in which certain Insiders are prohibited from trading in the Company's securities. If the Company imposes an event-specific blackout, it will notify the Insiders and provide additional information regarding the duration of such blackout period.

The Law

It is illegal for any Insider to trade in securities of any public company on the basis of material inside information. The term trading covers all types of buying or selling of securities, including but not limited to short sales or broker transactions. These laws and regulations prohibiting insider trading apply not only to colleagues, but also to family members over whose investing activities the colleague exercises control (i.e., spouse, minor children, etc.).

Adoption of 10b5-1 Trading Plans

Trading restrictions do not apply to transactions executed under a written trading program in accordance with Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10B5- 1(c)) and otherwise pursuant to the Company’s procedure for adopting such a trading plan (a “10b5-1 trading plan”) that:

•
has been reviewed and approved by the Company at least one month in advance of any trades thereunder (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company at least one month in advance of any subsequent trades);

•	was entered into in good faith by the Insider during a trading window and at a time when the Insider was not in possession of material non-public information about the Company; and

•
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

More information concerning 10b5-1 trading plans is available from the Chief Financial Officer, Chief Compliance Officer or Human Resources.

Consequences for Violation

The consequences of violating the insider trading laws can be serious under U.S. federal and state securities laws. Individuals who trade on inside information (or tip inside information to others) must repay any profits gained (or losses avoided) from use of the inside information. Additionally, such persons are subject to, among other things, significant civil penalties and imprisonment. Violators can be barred from serving as officers and directors of public companies. In addition, convicted individuals suffer enormous and irreparable damage to their personal and professional reputations. The Company can be subject to fines and litigation from stockholders in connection with violations of insider trading laws.

Compliance with this Policy is a condition of continued employment with the Company. Any employee who violates this Policy will be subject to disciplinary action up to and including termination. A violation of this Policy is not necessarily the same as a violation of the law. The Company reserves the right to determine in its own discretion and on the basis of information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action under this Policy.

If an Insider is aware of material non-public information about the Company when his or her employment terminates, this Policy’s restrictions on trading and communicating material non- public information will continue to apply. Such Insider may not trade in Company securities until that information has become public or is no longer material.

Accountability

Each of us is responsible for adhering to this Policy and for raising questions if we are uncertain about company policy. If we are concerned whether the standards are being met, are aware of violations of this Policy, or have questions related to this Policy, including whether certain nonpublic information is material, please contact the Chief Financial Officer, the Chief Compliance Officer or Human Resources.

Section 16 Individuals
All directors, executive officers and 10% stockholders of the Company are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”).

Attached hereto as Exhibit A is a separate memorandum that provides a summary of the relevant terms of Section 16 of the Exchange Act applicable to the Section 16 Individuals.

This information is not intended to create a contract of employment between Femasys Inc. and its colleagues. The provisions of this policy have been developed at the discretion of management and may be amended or cancelled at any time at Femasys Inc.’s sole discretion.

* * * * *

Adopted April 2, 2021.
Last Ratified December 16, 2025.

Exhibit A
Section 16 Memorandum

To:	All Executive Officers, Directors and 10% Stockholders (“Section 16 Individuals”)

Re:	Overview of Section 16 Under the Securities Exchange Act of 1934, as amended

A.	Introduction.

This Memorandum provides an overview of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules promulgated by the Securities and Exchange Commission (the “SEC”). If you have any questions, please contact Femasys Inc.’s (the “Company”) Chief Financial Officer, Chief Compliance Officer or Human Resources (collectively, the “Insider Trading Compliance Officer”), the Company’s General Counsel or your personal legal counsel or other advisor.
Each executive officer, director and 10% stockholder (commonly called an “Insider”) of the Company is personally responsible for complying with Section 16, and failure by an Insider to comply strictly with its reporting requirements will result in an obligation by the Company to publicly disclose such failure. Moreover, Congress has granted to the SEC authority to seek monetary court-imposed fines on Insiders who fail to timely comply with their reporting obligations.
Section 16(a) of the Exchange Act provides that insiders of a corporation with a class of securities registered under Section 12 of the Exchange Act are required to: (i) file an initial report of their beneficial ownership of equity securities of the corporation (including derivative securities such as options, warrants and stock appreciation rights) as of the later of the date on which the corporation becomes subject to Section 12 of the Exchange Act or ten days after the date they attain insider status, and (ii) report subsequent changes in their beneficial ownership of equity and derivative securities of the corporation. Section 16(b) provides that insiders are liable to the corporation for any profits made on six-month short-swing transactions in the corporation’s securities. Section 16(c) prohibits insiders from engaging in both traditional short sales of the corporation’s securities and certain other transactions that are economically or functionally equivalent to a short sale.
B.	Reporting Requirements Under Section 16(a).

1.            General. An Insider must disclose his or her holdings at the time he or she attains insider status and must disclose all subsequent changes in such holdings during the time the individual is an Insider (and, in certain circumstances, for up to six months after the individual ceases to be an Insider). Disclosure is made on one of three forms: the Initial Statement of Beneficial Ownership of Securities on Form 3; the Statement of Changes in Beneficial Ownership of Securities on Form 4; and the Annual Statement of Changes in Beneficial Ownership of Securities on Form 5.

2.            Method of Filing.
 (a)         An Insider must file Section 16 forms in electronic format via the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) in accordance with EDGAR rules set forth in Regulation S-T.
 (b)        Filing Date. Forms are deemed filed with the SEC or the applicable exchange on the date recognized by EDGAR. For Section 16 purposes, filings may be made up to 10 p.m. ET. In the event that a due date falls on a weekend or SEC holiday, the filing will be deemed timely filed if it is filed on EDGAR by the next business day after such weekend or holiday.
 (c)         Company. In addition, the rules under Section 16 require that a copy of the applicable filing be sent to the person at the Company designated by the Company to receive such reports at the same time that copies are sent to the SEC. Copies of all applicable Section 16 filings should be sent to the Insider Trading Compliance Officer at the Company.
 (d)         Securities to be Reported. A person who is subject to Section 16 must only report as beneficially owned those securities in which he or she has a pecuniary interest. See the discussion of “beneficial ownership” below at Section D.
3.          Initial Report of Ownership - Form 3. Under Section 16(a), Insiders are required to make an initial report on Form 3 to the SEC of their holdings of all equity securities of the corporation (whether or not such equity securities are registered under the Exchange Act). This would include all traditional types of securities, such as Common Stock, Preferred Stock and Junior Stock, as well as all types of derivative securities, such as warrants to purchase stock, options to purchase stock, puts and calls. Even Insiders who do not beneficially own any equity securities of the Company must file a report on Form 3 to that effect.

 (a)         Initial Filing Deadline. The initial statement of ownership for persons who become executive officers, directors or 10% stockholders of the Company must be filed within ten days after the date on which they become an officer, director or 10% stockholder, and should reflect ownership as of the date they became such an Insider.

 (b)         One-Time Filing. An Insider is required to file an initial statement of beneficial ownership on Form 3 only once, unless such person ceases to be an Insider and later becomes an Insider again. Thus, an additional statement on such Form is not required when either (1) the Insider attains a second “Insider” position (such as the election of the President to the Board of Directors (the “Board”)), or (2) an additional class of equity securities of the Company is registered under Section 12.
4.         Changes in Ownership - Form 4. An Insider should use Form 4 to report (i) all transactions that are not exempt from Section 16(b) and (ii) all exercises and conversions of derivative securities (e.g. stock options) regardless of whether they are exempt. Directors, officers and 10% stockholders of U.S. public companies are required to file their Form 4 reports under Section 16 of the Exchange Act by the end of the second business day after execution of a transaction.

(a)       Prior Transactions. Insiders of the Company need not report transactions that occurred prior to the date they first became an officer, director or 10% stockholder, and those transactions may not become a basis for short-swing profit liability such Section 16(b). However, a director or officer who becomes subject to Section 16 solely as a result of the issuer first registering a class of its equity securities pursuant to Section 12 of the Exchange Act is subject to the reporting and liability provisions of Section 16 with respect to any transactions conducted in the six months prior to the first transaction requiring a filing on Form 4 after such registration.
(b)        Termination of Insider Status. If a person ceases to be an officer or director, he or she continues to be subject to the reporting and liability provisions of Section 16 for six months following termination of such status with respect to certain non-exempt transactions. As a result, he or she must file a Form 4 with respect to any such non-exempt change in beneficial ownership which occurs within six months after any change in ownership which occurred before he or she ceased to be an officer or director. Such an individual must also file, to the extent applicable, a Form 5 after his or her termination to report exempt and previously unreported transactions for that portion of the issuer’s fiscal year during which he or she was an officer or director, as well as to report exempt and previously unreported transactions occurring within six months of the last transaction conducted while the person was an officer or director subject to Section 16.
A 10% stockholder whose beneficial ownership (under the Rule 13d-3 voting or investment control test) drops below 10% need not report any subsequent transactions on Form 4 after reporting less than 10% ownership but must file, to the extent applicable, a Form 5 with respect to any exempt and previously unreported transactions that occurred during the portion of the fiscal year that such person was a 10% stockholder.
Both Form 4 and Form 5 have an exit box that should be checked when the Insider reports a transaction that takes him or her under 10% ownership, if a final filing is required.

(c)         What Constitutes a Change in Beneficial Ownership. Generally, an Insider is deemed to have acquired (or disposed of) beneficial ownership of a security at the time he or she makes a firm commitment to acquire (or dispose of) the security. (Please see Section D below for a complete definition of “Beneficial Ownership”). If it is necessary that certain conditions outside the Insider’s control be satisfied prior to the consummation of the purchase or sale and if it is uncertain whether such conditions will be satisfied, the Insider will not be deemed to have acquired beneficial ownership or to have divested himself or herself until such time as the conditions prescribed are satisfied and the undertaking to purchase or sell becomes a firm commitment.
An Insider is deemed to have acquired ownership of a derivative security (whether issued by the Company or a third party) upon grant or acquisition, regardless of when it becomes exercisable. Similarly, an Insider is deemed to have disposed of ownership of a derivative security upon its sale, cancellation or expiration. See Sections B.6 and C below.

(d)          Report Each Change of Ownership. Except for certain exempt transactions that may be reported on a Form 5, every change of ownership must be reported on Form 4.
5.           Special Transactional Reporting Requirements. Changes in beneficial ownership that constitute exempt transactions under Section 16(a) or Section 16(b), other than the exercise of an option, need not be reported currently on Form 4. Such transactions fall into two categories: (i) those which must be reported in the annual filing on Form 5, and (ii) those which need not be reported at all. The following are some examples of transactions in these categories.
(i)	Annual Filing on Form 5

 (a)         Small Acquisitions. Reporting an acquisition of an equity security not exceeding $10,000 in market value, or of the right to acquire such securities, may be deferred until the annual filing on Form 5, so long as (A) total acquisitions of the same class of security (including securities underlying derivative securities) within the preceding six months do not exceed $10,000 in market value, and (B) the person making the acquisition does not within six months thereafter make any disposition that is not exempt from Section 16(b) of the Exchange Act. Once either of the conditions described in (A) and (B) is not met, the small acquisition must be reported on Form 4 before the end of the second business day following the day on which the condition(s) fail.
 (b)        Gifts and Inheritance. Acquisitions and dispositions of the Company’s securities pursuant to bona fide gifts or by will or the laws of descent and distribution are exempt from the liability provisions of Section 16(b). Insiders need not report such acquisitions or dispositions until the Form 5 for the fiscal year in which such transaction occurs.
(c)          Option Grants Under Rule 16b-3. The grant of an option to an Insider pursuant to Rule 16b-3 is exempt from liability and is reportable on Form 4. See Section C below.

(ii)	No Reporting Required.

(a)        Stock Splits and Stock Dividends. Insiders need not report the acquisition or disposition of stock via stock splits or stock dividends that are provided pro rata to all security holders, and such acquisitions and dispositions are exempt from the liability provision of Section 16(b). It is advisable for Insiders to use the extra space provided on Form 4 or Form 5 to explain any change in their holdings resulting from such events.
(b)        Pro Rata Rights. Acquisitions of stockholder rights granted pro rata to all holders of a class of registered equity securities (including so-called “poison pill” stockholder rights) are exempt from the reporting and liability provisions of Section 16. It is advisable for Insiders to use the extra space provided on Form 4 or Form 5 to explain any change in their holdings resulting from such events.

6.          Year-End Filing - Form 5. An Insider must file a Form 5 within 45 days after the end of the issuer’s fiscal year (e.g. February 14) unless all holdings and transactions that are required to be reported on Form 5 (including exempt transactions) have already been reported as of the date the Form 5 is due.
If not previously reported, in addition to the transactions described above in Sections 5(i)(a) and (b), the following transactions must be reported on Form 5: (a) any transaction during the last fiscal year that was exempt from the operation of the short-swing profit recovery rules under Section 16(b) and not otherwise required to be previously reported on a Form 4; and (b) any holdings or transactions that should have been reported during the Company’s last fiscal year (two fiscal years for the first Form 5 filed) on a Form 3 or Form 4, but were not reported. The Form 5 filing requirements apply to each person who was an Insider during any portion of the applicable fiscal year.
7.          Reporting Obligations Regarding Certain Transactions in Derivative Securities. In general, the acquisition or disposition of any option, warrant, put or call, whether or not transferable or then exercisable, is a reportable purchase or sale of the underlying security to which such derivative security relates, and requires the filing of a Form 4.
(a)          Grant of Option or Warrant. If a derivative security is granted pursuant to Rule 16b-3, the grant must generally be currently reported on Form 4.
(b)          Exercise or Conversion of Option, Warrant or Other Right. The exercise of any option, warrant or other right to purchase securities must be currently reported on Form 4.
(c)         Pledges. The right of a pledgee or borrower of securities to sell the pledged or borrowed securities is not a derivative security or “option” for purposes of Section 16, and the acquisition or disposition of such a right does not require the filing of a Form 4. Moreover, the SEC Staff has taken the position that bona fide pledges or loans of securities do not represent changes in beneficial ownership and need not be reported by the pledgor or lender. However, the sale of the pledged or borrower securities by the pledgee or borrower must be reported by the pledgor or lender and may result in Section 16(b) liability for the pledgor or lender.

(d)         Rights Without a Fixed Price. Rights that do not have a fixed exercise or conversion price, such as a right to purchase stock at a future date at a specified percentage of its market value on the date of purchase, are not derivative securities and need not be reported.
C.	Securities Acquired Pursuant to Rule 16b-3.

1.           General. Rule 16b-3 generally provides exemptions from Section 16(b) for discretionary transactions by Insiders (e.g., not at the volition of the Insider). Rule 16b-3 provides that a grant or award of equity securities is exempt from Section 16 if any of the following conditions are met:

(1)	the transaction is approved in advance by the Board or a committee of the Board composed solely of two or more non-employee directors;

(2)	the transaction is approved in advance by the stockholders, or subsequently ratified by the stockholders by the date of the next annual meeting of stockholders; or

(3)	the securities so acquired are held by the officer or director for six months following the date of such acquisition.

2.           Transactions Must Comply with Rule 16b-3. Individual transactions must meet certain general requirements in order to qualify for beneficial treatment under Rule 16b-3.
D.	Determining Beneficial Ownership.

The issue of beneficial ownership arises in two contexts under Section 16:
1.          Determining Who is a Ten Percent Holder. Beneficial ownership for purposes of determining who is a 10% stockholder for purposes of Section 16 is determined by reference to Rule 13d-3. Rule 13d-3 provides that a person is the beneficial owner of securities if that person has or shares voting or disposition power with respect to such securities, or can acquire such power within 60 days through the exercise or conversion of derivative securities.
2.          Determining Beneficial Ownership for Reporting and Short-Swing Profit Liability. For all Section 16 purposes other than determining who is a 10% stockholder (including for purposes of determining a 10% stockholder’s reporting obligations), beneficial ownership means a direct or indirect pecuniary interest in the subject securities through any contract, arrangement, understanding, relationship or otherwise. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. Discussed below are several of the situations that may give rise to an indirect pecuniary interest.

(a)         Family Holdings. An Insider is deemed to have an indirect pecuniary interest in securities held by members of the Insider’s immediate family sharing the same household. Immediate family includes grandparents, parents (and step-parents), spouses, siblings, children (and step-children) and grandchildren, as well as parents-in-laws, siblings-in-laws, children-in-law and all adoptive relationships. An Insider may disclaim beneficial ownership of shares held by members of his or her immediate family, but the burden of proof will be on the Insider to uphold the lack of a pecuniary interest.
(b)          Partnership Holdings. Beneficial ownership of a partnership’s securities is attributed to the general partner of a limited partnership in proportion of such person’s partnership interest. Such interest is measured by the greater of the general partner’s share of partnership profits or of the general partner’s capital account (including any limited partnership interest held by the general partner).

(c)        Corporate Holdings. Beneficial ownership of securities held by a corporation will not be attributed to its stockholders who are not controlling stockholders and who do not have or share investment control over the corporation’s portfolio securities.
(d)          Derivative Securities. Ownership of derivative securities (warrants, stock appreciation rights, convertible securities, options and the like) is treated as indirect ownership of the underlying equity securities. Acquisition of derivative securities must be reported.
E.	Delinquent Filings.

1.           Disclosure Requirements. Item 405 of Regulation S-K requires the Company to disclose in its proxy statements, information statements and Annual Reports on Form 10-K information regarding delinquent filings under Section 16(a) by Insiders. The Company must identify by name its Insiders who, during the fiscal year, reported transactions late or failed to file required reports, and must disclose the number of delinquent filings and transactions for each such Insider. The Company does not have an obligation to research and make inquiry regarding the delinquent Section 16(a) filings but may rely on the information disclosed on Forms 3, 4 and 5. The Company may also rely on a written representation from the Insider that no filing of a Section 16 report is required but should retain the representation for two years. The cover page of Form 10-K provides a box which can only be checked by the Company if it knows at the time of filing that there are no delinquent filings that will require disclosure pursuant to Item 405 of Regulation S-K. The SEC has indicated that it will select for review any Form 10-K that does not have the box checked and that they will be using the disclosure of delinquencies to assist in their enforcement efforts.
2.          Correcting Late Filings. If a particular transaction or holding has not been reported, the Insider must file a new form or the Insider must amend the original filing by filing a new form. The transaction reported in an untimely manner would be disclosed pursuant to Item 405 for the fiscal year in which the report was filed, even if the transaction related to and should have been reported in a prior fiscal year.

3.          Potential Liability. The SEC has been empowered by Congress to seek civil penalties against those who fail to comply with the reporting requirements of Section 16. Penalties for failure to timely file may range from $5,000 to $100,000 per violation. Moreover, if the SEC obtains a cease-and-desist order prohibiting future violations of the reporting requirements under Section 16, each day that a filing is late may be treated as a separate offense, thereby multiplying the penalty amount by the number of days that the form is delinquent.
F.	Other Prohibited Insider Transactions Under Section 16(c).

Section 16(c) of the Exchange Act provides that it is unlawful for an Insider to sell any equity security (including a derivative security) of the corporation if the person selling the security (1) does not own the security sold, or (2) owns the security but does not deliver it against such sale within 20 days thereafter, or does not, within five days after such sale, deposit it in the mails or other usual channels of transportation.

Clause (1) above is directed to the traditional “short sale” where the seller borrows stock to make delivery on sale and repays his or her loan with securities purchased thereafter.
Clause (2) above is directed to either long sales or “short sales against the box” where delivery is not made within the required time limits.
The interactions of Section 16(c) with the derivative securities concept is not entirely clear, but the establishment of or increase in a “put equivalent position” (a broadly defined term that includes any type of short position) is considered functionally and economically equivalent to a prohibited short sale if the Insider does not own underlying securities sufficient to cover the put equivalent position.

* * * * *

Adopted April 2, 2021.
Last Ratified December 16, 2025.